EXHIBIT 10.48

April 29, 2005
Ms. Maureen L. Lamb
[Address not included]
Dear Maureen:
I am pleased to invite you to join Photon Dynamics Inc. in the position of Chief Financial Officer, reporting directly to me at our facility located at San Jose. Your base salary will be $4807.69 per week, which is equivalent to $250,000 per year, less payroll deductions and all required withholdings, and payable on the Company’s regular payroll dates.
In addition, you will be eligible to participate in the “Photon Dynamics, Inc. Fiscal Year 2005 Management Incentive Bonus Program”. Your bonus will be based on the evaluation of your performance against stated objectives (MBOs) and the financial performance of the company. The financial pool available to fund FY’05 management bonuses is subject to the approval of the Compensation Committee of the Photon Dynamics, Inc. Board of Directors. In your position, you are eligible for an annual on target performance bonus in the amount of 50% of your base salary.
As an additional incentive, subject to approval by the Board, the Company will grant you an option to buy 80,000 shares of Photon Dynamics, Inc. Common Stock, with an exercise price equal to the fair market value on the date of the grant as determined by the Board (the “Option”). The Option will vest over a 48–month period as follows: twelve percent (12%) of shares subject to the Option will vest and become exercisable six (6) months after your employment date; thereafter, the remaining shares will vest 2% per month over an additional forty two (42) months. The actual terms and conditions of any option granted to you will be governed in all respects by a written stock option agreement and the applicable stock option plan, which will be provided to you.
Additionally, Photon Dynamics will pay you a one time sign on bonus in the amount of One Hundred Fifty Thousand Dollars, ($150,000.00), $75,000 to be paid the first pay period following Ninety (90) days of employment, less payroll deductions and required withholdings. The second $75,000 payment will be paid the first pay period following 180 days of employment. Your entitlement to each of the sign on bonus payments will be contingent only on your continued employment with the Company on the date each such payment is due. You will be entitled to severance benefits pursuant to the Change in Control Addendum attached hereto (the “Addendum”).
As an employee of Photon Dynamics, Inc., you will be expected to abide by Company rules and policies, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the enclosed Proprietary Information and Invention Agreement, which (among other provisions) prohibits unauthorized use or disclosure of Company proprietary information. As required by law, this offer is subject to satisfactory proof of your right to work in the United States and a successful completion of a background investigation.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By signing this letter, you represent to the Company that you are able to perform your job duties within these guidelines.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that in performing your duties as an employee of the Company, you will not breach any agreement with any former employer or third party.
Your employment relationship with the Company is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer.
This letter, together with your Proprietary Information and Inventions Agreement and Change in Control Addendum, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements, representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of the Company.
Should you agree with the details of this offer, please sign and date this letter and the enclosed Proprietary Information and Inventions Agreement, and return the signed documents to the by close of business on April 29, 2005. A copy is enclosed for your personal records.
We are extremely pleased to offer you this position and look forward to your acceptance. We are confident you will find this position both interesting and challenging and are excited about your potential to contribute and share in Photon Dynamics’ success.
If you have any questions, please do not hesitate to contact me.
Sincerely,
Jeff Hawthorne
President and Chief Executive Officer
Photon Dynamics Inc.

I accept this offer of employment:

/s/ Maureen L. Lamb

Date: 5/2/05

Planned Start Date: 5/31/05
Enclosure: Proprietary Information and Inventions Agreement